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                                                                    Exhibit 23.1

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in Amendment No.1 to the Registration Statement (Form S-3 No.333-52613) and related prospectus of Echo Bay Mines Ltd. for the registration of 1,237,114 shares of its common stock and to the incorporation by reference therein of our report dated January 26, 1998, except for Notes 7, 18 and 19, as to which the date is March 17, 1998, with respect to the consolidated financial statements of Echo Bay Mines Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                               /s/ Ernst & Young
Edmonton, Canada
May 27, 1998                   Chartered Accountants